UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

November 19, 2004

Roper Industries, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12273	51-0263969
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2160 Satellite Blvd., Suite 200, Duluth, Georgia	30097
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 495-5100

Not Applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other events.

On November 19, 2004 the Company announced that it had commenced a solicitation of consents to amend the indenture (the “Indenture”) under which the Company’s Senior Subordinated Convertible Notes due 2034 (the “Notes”) were issued. The press release announcing the Company’s consent solicitation is attached as Exhibit 99.1 and is incorporated herein by reference.

On October 13, 2004, the Financial Accounting Standards Board ratified the consensus reached by the Emerging Issues Task Force at its September 29-30 and June 30-July 1 meetings with respect to Issue No. 04-8, The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share (“EITF 04-8”). This consensus would require instruments with contingent conversion features that are based on the market price of an entity’s own stock, such as the Notes in their current form, to be included in the computation of diluted earnings per share on an as-if converted basis, even though the market price contingency has not been met, with restatement of any prior periods during which the instruments were outstanding. The effective date of EITF 04-8 will coincide with the effective date of the proposed statement that revises FASB Statement 128, Earnings per Share, which is expected to be December 15, 2004. The determination of the dilutive effect of the Notes upon adoption of EITF 04-8, if any, will be based on the form of the instrument that exists at December 31, 2004.

The proposed amendment provides for the Company to pay the same conversion value upon conversion of the Notes, but would change how the conversion value is paid. In lieu of receiving, at the Company’s option, shares of common stock or cash upon conversion, noteholders would receive only cash for up to the value of the accreted principal amount of Notes converted and, at the Company’s option, any remainder of the conversion value would be paid in cash or shares of common stock. Provided the proposed amendment becomes effective on or before December 31, 2004, the Company will not be required to include in its calculation of diluted earnings per share any shares, up to the value of the accreted principal amount of the Notes, that absent the amendment may be issuable if the Notes should be converted. If the amendment does not become effective, the Company will be required to include shares issuable upon conversion of the Notes up to the accreted principal amount of the Notes (even though the applicable market price contingency has not been met) for the year ending December 31, 2004 and for future periods. In addition, if the amendment does not become effective, the Company will be required to restate its financial results for the fiscal year ended December 31, 2003 and for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 to reflect the impact of EITF 04-8 on the Company’s diluted earnings per share.

The Company’s existing credit facility does not permit the proposed amendment to become effective, but the amendment or waiver of the existing credit facility is not a condition to the acceptance of consents from holders of the Notes. Instead, the Company and the trustee under the Indenture will promptly execute and deliver a supplemental indenture, if the Company obtains the consents from greater than 50% of the Holders, delivers to the trustee notice of receipt of such consents and certain other documents specified in the Indenture and each of the other conditions of the solicitation is satisfied or, where possible, waived by the Company. Therefore, the effectiveness of the supplemental indenture will require the Company to enter into a new credit facility (as contemplated by the definitive commitment letter the Company entered into with J.P. Morgan Securities Inc., JPMorgan Chase Bank, Wachovia Capital Markets, LLC and Wachovia Bank, National Association, dated October 4, 2004, to provide senior secured credit facilities of up to $1,155 billion, consisting of term loans in an aggregate principal amount of up to $855 million and a revolving credit facility in an aggregate principal amount of up to $300 million) or to obtain an amendment or waiver of its existing credit facility to permit the effectiveness of the supplemental indenture. As a result, the supplemental indenture will not become effective by its terms until the earlier of (1) the date of the execution and delivery of the new credit facility by the Company and the other lenders, and (2) the date the Company obtains an amendment or a waiver of the existing credit facility to permit the effectiveness of the supplemental indenture. If the supplemental indenture does not become effective by December 31, 2004, the Company may, at its option, deliver a notice to the trustee that would cause the supplemental indenture to be null and void and of no force and effect. In addition, if the supplemental indenture does not become effective by October 18, 2005, the supplemental indenture shall automatically be null and void and of no force and effect. If the Company receives and accepts the requisite consents and executes and delivers the supplemental indenture with the trustee and the other conditions to the consent solicitation have been satisfied or, where possible waived, the Company will pay a consent fee equal to $1.00 for each $1,000 principal amount at maturity (which is approximately equal to .25% of $395.02, the accreted principal amount per note on December 6, 2004) to consenting holders who have delivered (and not properly revoked) valid consents even though the supplemental indenture may not become effective by its terms. This means that it is possible that the Company may receive the requisite consents and pay the consent fee notwithstanding the fact that the supplemental indenture and the proposed amendment will not become effective.

The information provided in this Current Report on Form 8-K contains forward looking statements within the meaning of the federal securities laws. These forward looking statements include, among others, statements regarding our consent solicitation and the proposed amendments and the impact of the consent solicitation and the proposed amendments on our future results of operations, and may be indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes” or “intends” and similar words and phrases. These statements reflect management’s current beliefs and are not guarantees of performance. They involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward looking statement. Such risks and uncertainties include our ability to complete the consent solicitation and the proposed amendments. We also face other general risks, including further reductions in our business with Gazprom, our ability to realize cost savings from our restructuring initiatives, unfavorable changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, difficulties in making and integrating acquisitions, risks associated with TransCore Holdings, Inc.’s business, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation and potential write-offs of our substantial intangible assets. Important risk factors include those discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and may be discussed in subsequent filings with the SEC. You should not place undue reliance on any forward looking statements. These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

99.1	Press Release of the Company dated November 19, 2004.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROPER INDUSTRIES, INC.

Date: November 19, 2004	By:	/s/ Brian D. Jellison
Brian D. Jellison Chairman of the Board, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of the Company dated November 19, 2004.